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Exhibit 23.1

Approved Financial Corp.
Virginia Beach, Virginia

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 2, 2000, relating to the financial statements of Approved Financial Corp., which appear in such Registration statement. We also, consent to the references to us under the headings "Experts" in such Registration statement.

/s/ PriceWaterhouse Coopers, LLP

PriceWaterhouse Coopers, LLP

Virginia Beach, Virginia
December 8, 2000